Exhibit 16.1

February 21, 2018

Securities and Exchange Commission

100 F. Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 21, 2018, to be filed by our former client, the HV Bancorp, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP